WINNER MEDICAL REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2008 RESULTS

SHENZHEN, China, December 9, 2008 -- Winner Medical Group Inc. (OTC BB: WMDG; “Winner Medical”), today reported consolidated financial results for the fourth quarter and full fiscal year ended September 30, 2008. The Company’s results are detailed in its form 10-K, filed today with the United States Securities and Exchange Commission.

Fourth Quarter 2008 Highlights
•	Total net sales revenue increased by 17.24% over the fourth quarter of fiscal 2007 to $25.22 million
•	Gross profit increased by 17.09% over the fourth quarter of fiscal 2007 to $6.69 million
•	Operating income increased by 35.44% over the fourth quarter of fiscal 2007 to $2.14 million
•	Net income increased by 7.39% over the fourth quarter of fiscal 2007 to $1.60 million
•	Net income per share for the fourth quarter of 2008 was $0.03 per basic and diluted share, compared to $0.04 per basic and diluted share for the fourth quarter of fiscal 2007

Full Fiscal Year 2008 Highlights
•	Total net sales revenue increased by 21.66% over the fiscal year 2007 to $85.51 million
•	Gross profit increased by 23.02% year-over-year to $21.42 million
•	Operating income increased by 3.45% over the fiscal year of 2007 to $6.02 million
•	Net income decreased by 9.93% over the fiscal year 2007 to $5.07 million
•	Net income per share for the fiscal year 2008 was $0.11 per basic and diluted share, compared to $0.13 per basic and diluted share for the fiscal year 2007

Jianquan Li, Chairman and Chief Executive Officer of Winner Medical, commented, “2008 was a challenging year for Winner Medical. The appreciation of the RMB and increasing operating costs challenged our profitability and the global economic crisis had a severe impact on the world economy in the fourth fiscal quarter. Despite these negative factors, we are pleased to be able to meet the top end of our revenue expectations, reporting roughly $85.51 million in total sales revenue for the quarter. Our performance was supported by stable and strong growth in the export markets for our traditional medical care, wound care and home care products.

“In the fourth quarter, our record sales growth was the result of successful execution of our initiative to boost sales to large customers in the US and Europe. Our ability to enhance production efficiency and implement stringent cost controls also allowed us to stabilize our gross margin and profit, despite the negative effect of foreign currency exchange rate fluctuations and rising labor costs,” he continued.

“Our PurCotton products performed solidly, with total sales of $1.36 million in the fiscal year of 2008. We will further strengthen marketing efforts for PurCotton and we believe the growing sales of this new product will be a complementary growth driver to our traditional products over the mid- to long-term.

“We believe the year ahead will inevitably be even more challenging, as the global economic outlook has worsened and we expect these conditions to continue. In view of the difficult business environment, we have set four strategic priorities to sustain our revenue, profitability and balance sheet. First, we will implement even more stringent cost control measures to optimize production efficiency and reduce controllable expenses, such as facilities expenses, by 10%. Second, we will invest to develop domestic market in China. Third, we will continue our ongoing strategy to deepen our relationships with our major US, Europe and Japanese customers to maintain stable order growth. Fourth, we will maintain our solid cash position.

“Further, we believe that the PRC government’s plan to stimulate domestic consumption and economic growth will benefit us in three aspects. The tax reform implemented this year will lower our VAT tax and export tax for certain of our products. The central bank’s decision to cut interest rates will reduce our interest expenses. Finally, investments to develop the primary medical care and healthcare services system in urban and rural areas will benefit our domestic sales,” Mr. Li concluded.

Fourth Quarter 2008 Unaudited Financial Results

Revenue: Winner Medical reported net sales revenue of $25.22 million, a 17.24% increase over the fourth quarter of fiscal 2007. Healthy revenue growth was mainly due to strong demand, particularly in the U.S.; revenue from the U.S. was approximately $3.99 million for the fourth quarter of fiscal 2008, an increase of 84.05% compared to the same period last year. The U.S. market accounted for 15.83% of total revenue for the quarter ended September 30, 2008.

Gross Profit: For the fourth quarter of fiscal 2008, gross profit was $6.69 million, an increase of 17.09% over $5.71 million in the same period of fiscal 2007. Gross margin was 26.52%, versus 26.56% achieved in the fourth quarter of fiscal 2007. The slight decline in gross margin was mainly due to increased raw materials costs.

Operating Expenses: Selling, general and administrative expenses decreased by 8.98% to $3.86 million in the fourth quarter of fiscal 2008, from $4.24 million in the fourth quarter of fiscal 2007. During this quarter, the decrease in the operating expenses was mainly due to lower transportation fees for exports.

Operating Income: During the period, operating income was $2.14 million, an increase of 35.44% compared with $1.58 million of same quarter of 2007. The increase was mainly attributed to decreased export transportation fees and economies of scale related to higher sales revenue.

Income Taxes: The income tax provision for the three months ended September 30, 2008 was $478,000, up from $88,000 for the same period in 2007. The increase in tax provision was mainly due to a change in tax rate for our subsidiaries in China as the result of Chinese Income Tax reform that went into effect on January 1, 2008.

Net income: Net income increased by 7.40% to $1.60 million, or $0.03 per basic and diluted share, compared to net income of $1.49 million, or $0.04 per basic and diluted share, for the fourth quarter of last fiscal year. This increase can be attributed to economies of scales gained from higher sales revenue during the three months ended September 30, 2008 as compared with the same period last year, and the decrease in transportation expenses. This is despite the expenses incurred related to the commencement of trial production of PurCotton products.

Full Year Ended September 30, 2008 Audited Financial Results

Revenue: Winner Medical reported net sales revenue of $85.51 million for the fiscal year ended September 30, 2008, a 21.66% increase over the fiscal year 2007. The strong revenue growth was mainly due to strong demand, particularly in Europe and the U.S. Revenue from European customers was approximately $40.58 million for the fiscal year 2008, an increase of 31.04% compared to the same period last year, while revenue from the U.S. was $12.40 million for the fiscal year 2008. Europe and the U.S. accounted for 47.46% and 14.51% of total revenue for the fiscal year ended September 30, 2008, respectively.

Gross Profit: Gross profit increased by 23.02% to $21.42 million for the fiscal year ended September 30, 2008, from $17.41 million in the same period in fiscal 2007. Gross margin was 25.05%, an increase from 24.77% in the same period of fiscal 2007. The gross margin increase was mainly due to improved production management, and unit product cost decreases as a result of economies of scale.

Operating Expenses: Selling, general and administrative expenses increased by 20.72% to $14.44 million in the fiscal year 2008, from $11.96 million in the fiscal year 2007. During fiscal year 2008, Winner Medical made an incremental sales and marketing investment in its PurCottonTM product line. Increased administrative expenses are largely a result of expenses related to the grant of 1 million shares of restricted stock to the Company’s management and employees, increased administrative expenses for the Winner Huanggang factory, and the administrative expenses related to the implementation of a Sarbanes-Oxley 404 compliance project in January 2008.

Operating Income: Operating income for the fiscal year of 2008 was $6.02 million, an increase of 3.45% from $5.82 million in the same period of fiscal year 2007. The increase was mainly attributable to the increase of gross profit margin and sales revenue.

Income Taxes: The income tax provision for the fiscal year 2008 was $591,000, down from ($15,000) in the same period in 2007. The increased tax provision was mainly due to a change in the tax rate for the Company’s subsidiaries in China as the result of Chinese Income Tax reform that went into effect on January 1, 2008.

Net income: For the fiscal year ended September 30, 2008, net income decreased by 9.93% to $5.07 million, or $0.11 per basic and diluted share, compared to net income of $5.63 million, or $0.13 per basic and diluted share, for the fiscal year 2007. The net income decrease is mainly attributable to the high fixed expenses related to the commencement of trial production of PurCotton in the new Winner Huanggang factory, which include depreciation, amortization, employee salary and training expenses, and resulted in a net loss of approximately $1.20 million for the fiscal year 2008. There was also an increase of approximately $956,000 in foreign exchange loss compared with the same period last year. The Company granted 911,500 shares of restricted stock to its management and employees pursuant to the Company’s stock incentive plan approved on October 7, 2007; the portion of expenses attributable to such grants for the nine months ended June 30, 2008 was approximately $382,000. In addition, there was a $606,000 increase in income taxes due to a change in the tax rate in our subsidiaries in China.

Balance Sheet

Cash and cash equivalents as of September 30, 2008 was approximately $6.46 million; compared with $6.38 million as of September 30, 2007. The Company’s working capital as of September 30, 2008 was $12.37 million compared with $12.37 million of last year. Net operating cash flow as of September 30, 2008 was $9.77 million, an increase of 27.55 % compared with the fiscal year of 2007.

Fourth Quarter 2008 Operational Highlights

Medical care, Wound care and Home care products in Export Markets

North and South America - Revenue from customers in the North and South America was approximately $3.99 million for the three months ended September 30, 2008, an increase of 84.05% compared to the same period last year. North and South America accounted for 15.83% of total revenue for the three months ended September 30, 2008. The Company has been gradually shifting resources and services to focus on the larger-sized customer segment and successfully attained a higher order volume from existing customers, especially in the United States. As a result, it expects revenue from these larger customers to increase in the future.

Europe - Revenue from European customers was approximately $40.58 million for the fiscal year 2008, an increase of 31.04% compared to the same period last year. Europe accounted for 47.46% of total revenue for the fiscal year ended September 30, 2008, respectively. The Company has adopted the same strategy in Europe as it has in the Americas: gradually shifting resources and services to focus on the larger-sized customer segment. As a result, it expects revenue from these larger customers to increase in the future.

Medical care, Wound care and Home care products in China
The Company formed a partnership with seventeen over the counter drugstore chains, enabling access to a retail distribution network of 13,736 drugstores across China. The Company believes that selling through the OTC drugstore network is an ideal way to build its own brand and penetrate the domestic retail market.

Partnerships with distributors in Shanghai, Guangdong, Zhejiang and Hunan Province demonstrate progression of the Company’s strategy to expand medical care and homecare product sales domestically.

During this year, Winner Medical has gradually refined the domestic sales strategies by reducing raw material sales in China and expanding sales of finished products in the domestic market. As a result, sales revenue recorded a 28.58% increase to $10.96 million for the fiscal year ended September 30, 2008, against $8.53 million in the fiscal year 2007.

PurCottonTM:
In the fiscal year of 2008, the Company grew PurCotton sales steadily. $514,000 in raw material sales in the fourth quarter were mainly to customers in Japan, the U.S., and China. At the same time, the Company are in the stage of processing small scale trial orders of PurCotton finished medical products, such as operation room towel and sponges, with customers in North America and Europe.

During the quarter, Winner Medical obtained the patent for PurCotton in the U.S. and South Africa and has now obtained five patents for PurCotton products in five countries, including China, the U.S., Russia, Singapore, and South Africa.

Winner Medical believes that demand for PurCotton will steadily grow. While it will be necessary to build education levels and cultivate interest in the short term, Winner Medical is confident in its mid- to long-term growth potential and steady progress has been made to expand the sales revenue.

The Company has signed a contract with a Canadian customer to sell finished sponges made from PurCotton. The contract amounts to around $50,000 per month beginning in January 2009.

In China, the Company has started to market finished consumer products in the form of cosmetic cotton products in Mainland China and wipes/tissue in Hong Kong. Winner Medical believes that the domestic market will provide significant opportunities for PurCotton sales.

In addition, the Company will further investigate ways to reduce production costs further, improve efficiency and further improve product quality to attract more customers in the Japan, U.S., China, and European markets in the coming year.

2009 Guidance
The Company maintains its estimate that revenue in fiscal year 2009 will range from $100.90 million to $106.88 million, an increase of 18% to 25% compared to fiscal year of 2008.

Conference Call
Winner Medical senior management will host a conference call at 5am (Pacific) / 8am (Eastern) / 9pm (Shenzhen/Hong Kong) on Wednesday December 10, 2008 to discuss its 2007/08 full year results and recent business developments. The conference call may be accessed by calling (US) 800-638-5439, (China) 10-800-130-0399 or (HK) ###-##-####; Passcode: 48215697. A telephone replay will be available shortly after the call until December 17, 2008 at (US) 888-286-8010 or (International) +1-617-801-6888; Passcode: 42826083.

About Winner Medical

Winner Medical is a leading manufacturer in the medical dressing industry (medical and wound care products) in China. Headquartered in Shenzhen, the Company has eight wholly-owned manufacturing and distribution facilities, four joint-venture factories and over 5,000 employees. The Company engages in the manufacture, sale, research, and development of medical care products, wound care products, home care products and PurCottonTM products, a nonwoven fabric made from 100% natural cotton. The products are sold worldwide, with Europe, the U.S. and Japan serving as the top three markets. The Company currently holds 50 patents and patent applications in various products and manufacturing processes and is one of the few Chinese companies licensed with the U.S. Food and Drug Administration (FDA) to ship finished, sterilized products directly to the U.S. market. To learn more about Winner Medical, visit Winner Medical's web site www.winnermedical.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward- looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Investor Relations Contacts:
Peng Zhai
Assistant Manager, Investor Relations
Winner Medical Group Inc.
Tel: +86-755-2806-6858
Email: peng.zhai@winnermedical.com

Winner Medical Group Inc.
Consolidated Statements of Income and Comprehensive Income

	Three months ended September 30,		Year ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
	US$	US$	US$	US$

Net sales	25,218,286	21,510,103	85,505,762	70,280,960

Cost of sales	(18,529,629)	(15,797,463)	(64,086,581)	(52,869,597)
Gross profit	6,688,657	5,712,640	21,419,181	17,411,363

Other operating (loss) income, net	57,067	198,575	416,654	789,253
Exchange difference, net	(750,412)	(94,909)	(1,378,289)	(422,261)
Selling, general and administrative expenses	(3,856,441)	(4,237,144)	(14,437,539)	(11,959,184)

Income from operations	2,138,871	1,579,162	6,020,007	5,819,171
Interest income	9,011	56,986	41,339	72,650
Interest expense	(156,337)	(117,371)	(591,477)	(408,123)
Equity in earnings of 50 percent or less owned persons	53,566	42,944	93,297	178,693
Income before income taxes and minority interests	2,045,111	1,561,721	5,563,166	5,662,391

Income taxes	(478,317)	(87,750)	(591,118)	15,015
Income before minority interests	1,566,794	1,473,971	4,972,048	5,677,406

Minority interests	30,344	13,276	94,247	(52,552)
Net income	1,597,138	1,487,247	5,066,295	5,624,854

Other comprehensive income
Foreign currency translation difference	517,452	765,344	6,290,969	2,907,981

Comprehensive income	2,114,590	2,252,591	11,357,264	8,532,835

Net income per share
- basic	0.03	0.04	0.11	0.13
- diluted	0.03	0.04	0.11	0.13

Weighted average common stock outstanding
- basic	44,727,171	44,677,171	44,727,171	44,677,171
- diluted	44,946,068	44,677,171	44,946,068	44,677,171

Winner Medical Group Inc.
Consolidated Balance Sheets

	September 30,
	2008	2007
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	6,462,505	6,377,488
Restricted deposits	126,749	-
Accounts receivable, less allowances for doubtful accounts of US$100,964 and US$36,832 at September 30, 2008 and 2007 respectively	13,516,688	11,279,810
Amounts due from affiliated companies	349,359	405,919
Inventories	15,839,587	11,483,442
Prepaid expenses and other current assets	4,734,503	6,631,492
Income taxes recoverable	99,126	94,698
Deferred tax assets	207,798	192,088
Total current assets	41,336,315	36,464,937
Property, plant and equipment, net	57,937,881	46,827,013
Held-for-sale asset	607,423	-
Investment in equity investees	1,518,849	1,425,550
Intangible assets, net	126,141	130,513
Prepaid expenses	233,202	246,578
Deferred tax assets	158,280	26,744
Total assets	101,918,091	85,121,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	15,033,073	12,781,595
Accounts payable	8,271,926	7,305,581
Accrued payroll and employee benefits	1,891,410	1,299,342
Customer deposits	458,303	362,900
Other accrued liabilities	2,518,326	1,990,871
Amounts due to affiliated companies	136,481	41,809
Income taxes payable	656,550	303,592
Total current liabilities	28,966,069	24,085,690

Deferred tax liabilities	41,965	22,857
Total liabilities	29,008,034	24,108,547

Commitments and contingencies

Minority interests	148,306	191,131

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 495,000,000 issued and outstanding September 30, 2008 – 44,727,171 shares; September 30, 2007 – 44,677,171	44,727	44,677
Additional paid-in capital	30,843,327	30,260,547
Retained earnings	28,791,259	24,116,054
Statutory reserves	2,305,434	1,914,344
Accumulated other comprehensive income	10,777,004	4,486,035
Total stockholders’ equity	72,761,751	60,821,657
Total liabilities and stockholders’ equity	101,918,091	85,121,335